Exhibit 21


                           SUBSIDIARIES OF THE COMPANY

                                                         Jurisdiction of
     Company                                      Incorporation or Organization
     -------                                      -----------------------------

Canadian Hardinge Machine Tools, Ltd.           Canada

Hansvedt Industries, Inc.                       Illinois

Hardinge Machine Tools, Ltd.                    United Kingdom

Hardinge, GmbH                                  Federal Republic
                                                 of Germany

Hardinge Shanghai Company, Ltd.                 People's Republic
                                                 of China

Hardinge Taiwan Limited                         Republic of China
                                                (Taiwan)

L. Kellenberger & Co., AG                       Switzerland